Filed Pursuant to Rule 424(b)(4)
                                                      Registration No. 333-49432


                           Prospectus Supplement No. 7
                      To Prospectus dated December 19, 2000

                                  $300,000,000

                             RF Micro Devices, Inc.

                3.75% Convertible Subordinated Notes Due 2005 and
             the Common Stock Issuable Upon Conversion of the Notes

         This prospectus supplement relates to the resale by the selling securityholders of 3.75% convertible subordinated notes due 2005 of RF Micro Devices, Inc. and the shares of common stock, no par value, of RF Micro Devices, Inc. issuable upon the conversion of the notes.

         This prospectus supplement should be read in conjunction with the prospectus dated December 19, 2000 and the prospectus supplements dated January 4, 2001, January 24, 2001, February 7, 2001, February 27, 2001, March 19, 2001
and April 4, 2001, which are to be delivered with this prospectus supplement. All capitalized terms used but not defined in this prospectus supplement shall have the meanings given them in the prospectus.

         The table below sets forth information as of the date hereof concerning beneficial ownership of the notes of the selling securityholders as listed below. All information concerning beneficial ownership has been furnished by the selling securityholders.


                                                  Principal
                                                  Amount of
                                                   Maturity                         Number of
                                                  of Notes                          Shares of
                                                 Beneficially     Percentage       Common Stock        Percentage of
                                                 Owned that        of Notes        that May be         Common Stock
                    Name                         May be Sold      Outstanding       Sold (1)           Outstanding (2)
                    ----                        ------------      ------------      --------           ---------------

Fidelity Financial Trust:  Fidelity
Convertible Securities Fund (3).............     $3,750,000          1.25             83,176               *
82 Devonshire St. - E20E
Boston, MA 02109

Any other holder of notes or future
transferee, pledgee, donee or successor
(4)(5) .....................................
    --------------
    *  Less than 1%

    (1) Assumes conversion of all of the holder's notes at a conversion price of $45.085 per share of common stock. However, this conversion price will be subject to adjustment as described in the accompanying prospectus under "Description of Notes--Right of Conversion." As a result, the amount of common stock issuable upon conversion of the notes may increase or decrease in the future.

    (2)  Calculated  based  on  Rule  13d-3(d)(i)  of  the  Exchange  Act  using
162,340,816 shares of common stock outstanding as of December 1, 2000. In calculating this amount, we treated as outstanding the number of shares of common stock issuable upon conversion of all of that particular holder's notes. However, we did not assume the conversion of any other holder's notes.

    (3) The entity is either an investment company or a portfolio of an investment company registered under Section 8 of the Investment Company Act of 1940, as amended, or a private investment account advised by Fidelity Management & Research Company ("FMR Co."). FMR Co. is a Massachusetts corporation and an investment advisor registered under Section 203 of the Investment Advisers Act of 1940, as amended, and provides investment advisory services to the Fidelity entity identified above, and to other registered investment companies and to certain other funds which are generally offered to a limited group of investors. FMR Co. is a wholly-owned subsidiary of FMR Corp., a Massachusetts corporation.

    (4) Information about other selling security holders will be set forth in additional prospectus supplements, if required.

    (5) Assumes that any other holders of notes, or any future transferees, pledgees, donees or successors of or from any such other holders of notes, do not beneficially own any common stock other than the common stock issuable upon conversion of the notes at the initial conversion rate.

                              --------------------

INVESTING IN THE SECURITIES OFFERED HEREBY INVOLVES A HIGH DEGREE OF RISK. SEE "RISK FACTORS" BEGINNING ON PAGE 6 OF THE ACCOMPANYING PROSPECTUS.

THE SECURITIES AND EXCHANGE COMMISSION AND STATE SECURITIES REGULATORS HAVE NOT APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS SUPPLEMENT OR THE ACCOMPANYING PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.
                              --------------------

            The date of this Prospectus Supplement is April 24, 2001.